Report of Independent Accountants

To the Trustees and Shareholders of

the New York Equity Fund

In our opinion, the accompanying statement of assets and liabilities, including the portfolio of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the New York Equity Fund (the "Fund"), a series of the New York Opportunity Funds at March 31, 2003, the results of its operations for the year then ended, the changes in its net assets for each of the two years then ended and the financial highlights for each of the four years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.  These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit, which included confirmation of securities at March 31, 2003 by correspondence with the custodian, provides a reasonable basis for our opinion. The financial highlights for the year ended March 31, 1999 were audited by other independent accountants whose report on those financial statements, dated April 23, 1999 was unqualified.

/s/PricewaterhouseCoopers LLP

New York, New York

May 16, 2003

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